OPTION EXERCISE GRANT AND EXTENSION AGREEMENT

        This Agreement is made and entered into this first day of _______________, 2001, by and between Fortune Natural Resources Corporation (“Company”) and «FirstName» «LastName» (“Grantee”).

        WHEREAS, the board of directors of the Company, on July 1, 1994, and July 25, 1995, adopted resolutions which provided that all shares of the Company’s common stock underlying stock options granted to the Company’s outside directors and executive officers be issued immediately following a change of control of the Company, upon payment by such director or officer to the Company of the par value ($.01) of such shares; and

        WHEREAS, the term “change of control”, as used in such resolutions, is defined as a change in the composition of the board of directors as the result of a contested election of directors or any tender offer, exchange offer, merger, or consolidation which is hostile or opposed such that members of the board of directors immediately prior to such change of control do not comprise at least 2/3 of the membership of the board of directors following such change of control; and

        WHEREAS, the board of directors, on August 20, 1999, modified its earlier resolutions to provide that in the event of an agreed-upon change in control of the Company, defined as a change in the composition of the board of directors as the result of any tender offer, exchange offer, merger, or consolidation which is negotiated by or consented to the Company’s board of directors such that members of the board of directors immediately prior to such change of control do not comprise at least 2/3 of the membership of the board of directors following such change of control, the terms of all options to purchase stock in the Company issued to the Company’s outside directors and executive officers shall be extended until the date on which options granted under the applicable plan would expire had such options been granted on the last day such plan is or will be in effect, any provision for the earlier termination thereof to the contrary notwithstanding; and

        WHEREAS, the board of directors, on October 25, 2001, modified its resolutions to provide for certain situations including those addressed in this agreement; and

        WHEREAS, the rights granted hereby pursuant to such resolutions shall be effective as to all shares held under option by Grantee, whether heretofore or theretofore granted or granted subsequently; and

        WHEREAS, except as expressly set forth below, nothing contained herein shall be construed so as to alter the terms pursuant to which any stock options have been or may in the future be granted; and

        NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Grantee hereby agree as follows:

1. Upon the occurrence of any contested change of control of the Company, as that term is defined in the second recital, above, all shares of common stock underlying stock purchase options owned by Grantee at the time of such change of control shall immediately vest in Grantee subject only to the payment to the Company by Grantee of an amount equal to the par value of the shares so issued.

2. Upon the occurrence of any agreed-upon change of control of the Company, as that term is defined in the third recital, above, the term of all stock purchase options owned by Grantee at the time of such change of control shall be extended until the date on which options granted under the applicable plan would expire had such options been granted on the last day such plan is or will be in effect, any provision for the earlier termination of such grant to the contrary notwithstanding.

3. The rights granted hereby shall only be effective and exercisable to the extent that Grantee is a member of Company’s board of directors or is a Company officer immediately prior to the event of change of control, and without regard to whether Grantee is removed from his position as a result of such change of control or continues as a director or officer.

4. This option exercise grant shall not be transferable, but shall be personal to Grantee. Nothing contained herein shall be interpreted so as to alter the term of Grantee’s service on behalf of the Company or the provisions of any grant of stock options to Grantee, but shall be incorporated into provisions of employment agreement existing at time of adoption.

5. This Option Exercise Grant and Extension Agreement shall supercede that Option Exercise Grant between Grantee and the Company dated _______________, 2001, which shall be of no further force or effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY	GRANTEE

Fortune Natural Resources Corporation

By: ______________________________	______________________________
Tyrone J. Fairbanks, President	[First Name] [Last Name]